Mail Stop 3561- CF/AD 11

August 2, 2005

Ms. Anita Soni, Director (Finance)
Mahanagar Telephone Nigam Limited
12th Floor, Jeevan Bharati Tower-1
124 Connaught Circus
New Delhi 110 001
India

Re: 	Mahanagar Telephone Nigam Limited
Form 20-F for the fiscal year ended March 31, 2004
Filed Sept. 30, 2004
File No. 1-15252

Dear Ms. Soni:

      We have completed our review of the above filing and do not, at this time, have any further comments.


Sincerely,


Larry Spirgel
Assistant Director

??

??

??

??

Mahanagar Telephone Nigam Limited
March 31, 2005
Page 1 of 1